Exhibit 99.1

NEWS RELEASE
Contact: Beci Brenton Beci.Brenton@hii-co.com (202) 264-7143

PHOTO RELEASE—Stephen R. Wilson Joins

Huntington Ingalls Industries Board of Directors

NEWPORT NEWS, Va. (Oct. 28, 2015)—Huntington Ingalls Industries (NYSE: HII) announced today that Stephen R. Wilson has been elected to its Board of Directors.

Wilson has served in general management, finance and planning capacities at major companies around the world for nearly 30 years. He held the roles of chief financial officer of Pepsi Cola USA, CFO of Frito-Lay International and president of Frito-Lay Brazil. After nine years at PepsiCo, he moved to Cadbury Schweppes North America, where he was senior vice president and CFO and later, president of Cadbury Beverages North America. Wilson later had the role of senior vice president, corporate development, at RJR Nabisco and was promoted to executive vice president and CFO. He also served in similar positions at The Reader’s Digest Association and Footstar, Inc.

“We are very pleased to welcome Steve to the board of HII,” said Thomas B. Fargo, chairman of the board. “His vast and varied corporate financial background, combined with his business and board experience, make him a great addition to the HII board as we move forward creating value for our shareholders, customers and employees. I am delighted to welcome him to an excellent group of directors and look forward to his contributions.”

A graduate of the United States Naval Academy, Wilson received an MBA from Harvard Business School. He has more than 27 years of experience serving on boards, including the Chase National Advisory Board, NatWest Bancorp, Reckitt & Coleman plc (U.K.), Majesco Entertainment and Middlesex Mutual Assurance. He also served on the board for Newport News Shipbuilding and as the chairman of the audit committee when it was an independent company. He currently serves on the board of directors for Blue Man Productions.

A photo accompanying this release is available at: http://newsroom.huntingtoningalls.com/file?fid=563106b75e8eef2e89ddc4c8.

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of manufacturing, engineering and management services to the nuclear energy, oil and gas markets. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. Headquartered in Newport News, Virginia, HII employs approximately 37,000 people operating both domestically and internationally. For more information, visit:

•	HII on the web: www.huntingtoningalls.com

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com/media

•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: twitter.com/hiindustries

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com/media